UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): October 29, 2010
Avanir Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-15803	33-0314804

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

101 Enterprise, Suite 300, Aliso Viejo, California	92656

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (949) 389-6700
Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
On October 29, 2010, Avanir Pharmaceuticals, Inc. (the “Company”) received approval from the Food and Drug Administration for the commercialization of NUEDEXTA™ (dextromethorphan hydrobromide and quinidine sulfate, formerly referred to as AVP-923). NUEDEXTA is indicated for the treatment of pseudobulbar affect (“PBA”). PBA occurs secondary to a variety of otherwise unrelated neurologic conditions and is characterized by involuntary, sudden, and frequent episodes of laughing and/or crying. PBA episodes typically occur out of proportion or incongruent to the patient’s underlying emotional state. Studies to support the effectiveness of NUEDEXTA were performed in patients with amyotrophic lateral sclerosis (ALS) and multiple sclerosis (MS). NUEDEXTA has not been shown to be safe and effective in other types of emotional lability that can commonly occur, for example, in Alzheimer’s disease and other dementias. The Company expects to commercially launch NUEDEXTA in the first quarter of calendar year 2011. On October 29, 2010, the Company issued a press release announcing the approval of NUEDEXTA. A copy of this press release is filed herewith as Exhibit 99.1.
On November 1, 2010, the Company announced selected preliminary unaudited financial results for the fiscal year ended September 30, 2010. The Company estimates that its total cash, cash equivalents and restricted investments as of September 30, 2010 was approximately $39.4 million, which does not include, among other things, approximately $3.9 million of proceeds received by the Company subsequent to September 30, 2010 upon the exercise of outstanding common stock warrants.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
99.1	Press Release, dated October 29, 2010
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SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 1, 2010	Avanir Pharmaceuticals, Inc.
	By:	/s/ Christine G. Ocampo
Christine G. Ocampo
Vice President, Finance

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